CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment
No. 26 to Registration Statement No. 2-81151 of Morgan Stanley Developing Growth
Securities Trust (the "Fund"), on Form N-1A of our report dated November 21,
2005, appearing in the September 30, 2005 Annual Report of the Fund, which is incorporated by reference in the Prospectus and the Statement of Additional
Information, and to the references to us on the cover page of the Statement of
Additional Information and under the captions "Financial Highlights" in the
Prospectus and "Custodian and Independent Registered Public Accounting Firm" and
"Financial Statements" in the Statement of Additional Information both of which are part of such Registration Statement.

Deloitte & Touche LLP
New York, New York
January 24, 2006